Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Bon-Ton Stores, Inc.:
We consent to the use of our reports dated April 15, 2009 with respect to the consolidated balance sheets of The Bon-Ton Stores, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended January 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated April 15, 2009 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective February 3, 2007 and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective February 4, 2007.
KPMG LLP
Harrisburg, Pennsylvania
June 22, 2009